Exhibit 99.1

Signet Jewelers Reports Fourth Quarter and Fiscal 2017 Financial Results

Company Initiates Fiscal 2018 Guidance

HAMILTON, Bermuda--(BUSINESS WIRE)--March 9, 2017--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2017”) and 52 weeks ("Fiscal 2017") ended January 28, 2017.

Summary:

  Fourth quarter Fiscal 2017
    Same store sales ("SSS") declined 4.5%; diluted earnings per share (“EPS”) $3.92; adjusted EPS $4.03.
    Operating income $399.2 million, up 1.6%. Operating margin increased 120 basis points. Selling, general, and administrative expense ("SGA") ratio improved 160 basis points.
  Fiscal 2017
    SSS declined 1.9%; total sales $6.4 billion, declined 2.2%. EPS $7.08, up 20.6%; adjusted EPS $7.45, up 8.6%.
    Free cash flow $400.3 million, up $183.5 million.
    Net synergies: Achieved $120 million on incremental basis.
  Provides full year guidance for Fiscal 2018 (53 weeks ending February 3, 2018).

Mark Light, Chief Executive Officer of Signet Jewelers, said, “Signet had a challenging fourth quarter and fiscal year, but we delivered top-and-bottom lines for the fourth quarter within our revised expectations. This was driven principally by performance from select categories and collections including diamond fashion jewelry, bracelets, and earrings.

"We are adapting to a challenging retail environment and weak mall traffic. Given the importance of an omni-channel experience to jewelry customers, we have an intensive focus on an omni-channel approach to customer service supported by a significant increase in resources directed to our digital ecosystem. We have re-aligned our executive organization structure to sharpen our focus on our customers' channel preferences. And we are making greater technology investments to improve customers' on-line experience. Going forward, our digital marketing and presence on-line will be more pronounced than ever.

"In addition, the integration of Zale continues to go well. We delivered Signet's anticipated annual synergies which protected us against a general slowdown in retail. Our solid financial performance and cash generation capabilities have allowed us to invest back into our business to pursue long term profitable growth and return excess cash to shareholders.

“I want to thank all Signet team members for their contributions to our results and for all their hard work throughout the fiscal year and into the new year.”

EPS Analysis:

Fourth quarter EPS was $3.92. Fourth quarter Adjusted EPS was $4.03. Weighted average shares outstanding were 75.8 million. Adjusted EPS can be reconciled to EPS as follows:

Adjustments
EPS	Purchase accounting	Integration	Adjusted EPS[1]
$3.92	$(0.03)	$(0.08)	$4.03

Fiscal 2017 EPS was $7.08. Fiscal 2017 Adjusted EPS was $7.45. Weighted average shares outstanding were 76.7 million. Adjusted EPS can be reconciled to EPS as follows:

Adjustments
EPS	Purchase accounting	Integration	Adjusted EPS[1]
$7.08	$(0.14)	$(0.23)	$7.45

1 = In Fiscal 2017, Signet used adjusted metrics which adjusted for purchase accounting and integration costs in relation to the Zale acquisition and in relation to Signet integration. See non-GAAP reconciliation tables. Adjusted EPS is a non-GAAP measure and is defined as EPS adjusted for the impact of purchase accounting and integration costs. Purchase accounting included deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Integration is consulting expenses associated with information technology ("I/T") implementations, severance related to organizational changes and expenses associated with the settlement of miscellaneous legal matters pending as of the date of the Zale acquisition.

Financial Guidance:

Fiscal 2018
SSS	down low-to-mid single-digit %
EPS	$7.00 to $7.40

Effective tax rate	24% to 25%
Weighted average common shares	74 million to 75 million
Capital expenditures	$260 million to $275 million
Net selling square footage growth	-1% to 0%

As communicated last year, Signet has discontinued the practice of issuing quarterly guidance. Signet is continuing to provide annual guidance in order to foster a more long-term focus on the Company's operating model and results. The following are some additional considerations to assist financial modeling:

  Fiscal 2018 is a 53-week fiscal year for Signet, ending February 3, 2018, driven by the retail industry calendar.
    The financial impact of Mother's Day is typically split between first quarter and second quarter. But in Fiscal 2018, it will be entirely a second quarter impact. This timing is unfavorable to sales and EPS in the first quarter and favorable to sales and EPS in the second quarter. The amount of the shift is expected to be approximately 300 to 350 basis points to SSS and $0.12 to $0.15 EPS from the first quarter to the second quarter.
    The additional week, January 28, 2018 - February 3, 2018, will be accretive to fourth quarter total sales by approximately $75 million. The additional week will have no impact to SSS because it is excluded from the calculation. The additional week will have an immaterial EPS impact to fourth quarter due to the cadence of planned Valentine's Day marketing and promotions.
  Anticipated EPS drivers include: gross margin rate leverage; SGA ratio deleverage; and lower shares outstanding consistent with capital allocation strategy around uses of free cash. Gross margin rate leverage is expected to be driven by merchandise margin; and SGA ratio deleverage is expected to be driven by omni-channel and other I/T projects that will strengthen customer service and infrastructure for the long-term.
  Capital expenditures will be driven primarily by new Kay off-mall stores as well as store remodels and I/T to support global implementations. But the mix in Fiscal 2018 will skew more in favor of I/T, particularly to support Signet's omni-channel initiatives. As I/T initiatives depreciate faster than store assets, this will have a small unfavorable impact as depreciation accelerates near and medium term.
  Signet plans to close 165 to 170 stores in Fiscal 2018 and open 90 to 115 stores for a net selling square footage change of flat to a decline of 1%. Store closures are primarily focused on mall-based regional brands not meeting Signet's financial return expectations. Store openings will be primarily Kay off-mall.

Fourth Quarter Fiscal 2017 Financial Highlights:

Signet's total sales were $2,269.9 million, down $122.7 million or 5.1%, compared to an increase of 5.1% in the 13 weeks ended January 30, 2016 ("fourth quarter Fiscal 2016"). SSS decreased 4.5% compared to an increase of 4.9% in the fourth quarter Fiscal 2016. Merchandise categories and collections were broadly lower most notably in the mall and e-commerce selling channels. Select merchandise and selling channels performed relatively well such as diamond fashion jewelry, bracelets, earrings, and the off-mall and kiosk selling channels.

E-commerce sales in the fourth quarter were $161.8 million, down $4.5 million or 2.7% compared to $166.3 million in the fourth quarter Fiscal 2016. The decline in e-commerce sales was primarily attributed to technical performance issues during the holiday period. By operating segment:

  Sterling Jewelers' SSS decreased 4.9%. Average transaction value increased 7.0% and the number of transactions decreased 11.4%. Broad-based declines across merchandise categories and under performance in the mall and e-commerce channels drove the SSS decline. This was partially offset by higher sales of diamond fashion jewelry and Vera Wang Love bridal.
  Zale Jewelry's SSS decreased 5.2%. Average transaction value increased 2.4%, while the number of transactions decreased 7.4%. Broad-based declines across merchandise categories and under performance in the mall channel drove lower SSS. Increases in diamond fashion jewelry and bracelets partially offset the decline.
  Piercing Pagoda's SSS increased 5.7%. Average transaction value increased 12.7%, while the number of transactions decreased 5.6%. This was driven principally by strong sales of 14 kt. gold, diamond jewelry, religious, and children's jewelry.
  UK Jewelry's SSS decreased 3.8%. Average transaction value increased 8.0% and the number of transactions decreased 11.8%. The SSS decline was driven principally by lower sales in fashion jewelry, fashion watches, and gifts. The decline was partially offset by stronger sales of prestige watches and bridal jewelry.

Sales change from previous year
Fourth quarter Fiscal 2017	Same store sales[1]	Non-same store sales, net[2]	Total sales at constant exchange rate	Exchange translation impact	Total sales	Total sales (in mill. $)

Kay	(5.0)%	2.3%	(2.7)%		(2.7)%	915.2
Jared	(3.2)%	1.2%	(2.0)%		(2.0)%	430.6
Regional brands	(16.4)%	(11.2)%	(27.6)%		(27.6)%	52.3
Sterling Jewelers division	(4.9)%	1.2%	(3.7)%		(3.7)%	1,398.1
Zales Jewelers	(4.5)%	2.6%	(1.9)%		(1.9)%	452.5
Gordon’s Jewelers	(13.3)%	(17.7)%	(31.0)%		(31.0)%	18.7
Zale US Jewelry	(4.9)%	1.4%	(3.5)%		(3.5)%	471.2
Peoples Jewellers	(7.6)%	0.5%	(7.1)%	2.2%	(4.9)%	73.2
Mappins	(3.9)%	(8.6)%	(12.5)%	2.2%	(10.3)%	10.5
Zale Canada Jewelry	(7.2)%	(0.6)%	(7.8)%	2.2%	(5.6)%	83.7
Zale Jewelry	(5.2)%	1.0%	(4.2)%	0.4%	(3.8)%	554.9
Piercing Pagoda	5.7%	1.5%	7.2%		7.2%	83.7
Zale division	(3.9)%	1.1%	(2.8)%	0.3%	(2.5)%	638.6
H.Samuel	(5.3)%	0.4%	(4.9)%	(15.9)%	(20.8)%	119.7
Ernest Jones	(2.1)%	0.6%	(1.5)%	(16.4)%	(17.9)%	107.9
UK Jewelry division	(3.8)%	0.5%	(3.3)%	(16.2)%	(19.5)%	227.6
Other segment					133.3%	5.6
Signet	(4.5)%	1.2%	(3.3)%	(1.8)%	(5.1)%	2,269.9
Adjusted Signet[3]					(5.2)%	2,272.5
Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months. 3=Includes $2.6 million deferred revenue adjustment related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans sold by Zale Corporation prior to the acquisition on May 29, 2014.

Gross margin was $945.5 million or 41.7% of sales, down 80 basis points from fourth quarter Fiscal 2016. Adjusted gross margin rate was 41.7%, down 90 basis points. The declines were driven principally by lower sales leading to deleverage on fixed costs as well as incremental promotional activity resulting in a flat merchandise margin rate to last year.

  Sterling Jewelers gross margin dollars decreased $41.2 million. The gross margin rate decreased 120 basis points due primarily to lower sales which deleveraged fixed costs such as store occupancy. In addition, higher bad debt expense and incremental promotional activity unfavorably impacted the gross margin rate.
  Zale division gross margin dollars decreased $2.3 million but the gross margin rate increased 70 basis points. Included in gross margin were purchase accounting adjustments totaling $1.7 million compared to $4.7 million in prior year. Adjusted gross margin dollars in the Zale division decreased $5.3 million. The adjusted gross margin rate increased 40 basis points with higher merchandise margins more than offsetting deleverage of fixed costs on lower sales.
  Gross margin dollars in the UK Jewelry division decreased $26.6 million. The gross margin rate decreased 220 basis points driven principally by deleverage on lower sales and lower merchandise margins due to increased promotional activity.

SGA was $615.3 million or 27.1% of sales compared to $686.6 million or 28.7%. Included in fourth quarter SGA are adjustments of $11.5 million in Fiscal 2017 and $20.6 million in Fiscal 2016. Fourth quarter Fiscal 2017 adjusted SGA was $603.8 million or 26.6% of sales compared to $666.0 million or 27.8% in the prior year.

  The decline in dollars was driven by a variety of factors (including synergies) such as: lower variable compensation including short-term and long-term incentive compensation; lower advertising expense; merchant fees savings in Zale credit programs; and foreign exchange translation.
  These savings were partially offset by higher I/T expense associated with Signet's I/T modernization roadmap.

Despite lower sales, SGA ratio leveraged due to the decline in SGA expenses.

Other operating income was $69.0 million compared to $63.7 million in the prior year fourth quarter, up $5.3 million or 8.3%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

In the fourth quarter, Signet's operating income was $399.2 million or 17.6% of sales compared to $393.1 million or 16.4% of sales in prior year fourth quarter. Included in operating income were purchase accounting and integration costs of $13.2 million in Fiscal 2017 and $25.3 million in Fiscal 2016. Adjusted operating income was $412.4 million or 18.1% of adjusted sales compared to $418.4 million or 17.4% of sales in prior year fourth quarter. By division:

	Fourth Quarter Fiscal 2017		Fourth Quarter Fiscal 2016
(in millions)	$	% of sales	$	% of sales
Sterling Jewelers division	$298.0	21.3%	$305.4	21.0%
Zale division[1]	71.7	11.2%	63.0	9.6%
UK Jewelry division	42.6	18.7%	57.8	20.5%
Other[2,3]	(13.1)	nm	(33.1)	nm
1.	Zale division includes net operating loss impact of $3.3 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division’s operating income was $75.0 million or 11.7% of sales. The Zale division operating income included $62.7 million from Zale Jewelry or 11.3% of sales and $9.0 million from Piercing Pagoda or 10.8% of sales. In the prior year fourth quarter, Zale division includes net operating loss impact of $6.2 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division’s operating income was $69.2 million or 10.6% of sales. The Zale division operating income included $54.2 million from Zale Jewelry or 9.4% of sales and $8.8 million from Piercing Pagoda or 11.3% of sales.
2.	Other includes fourth quarter adjustments of $9.9 million and $19.1 million for Fiscal 2017 and Fiscal 2016, respectively. Fiscal 2017 adjustments are expenses associated with I/T implementations, severance related to organizational changes and expenses associated with the settlement of miscellaneous legal matters pending as of the date of the Zale acquisition.
3.	Fiscal 2016 adjustments related to advisor fees for legal, tax, and I/T implementations.
nm	Not meaningful.

Income tax expense was $88.7 million compared to $109.1 million in the prior year fourth quarter. The Fiscal 2017 effective tax rate was 23.9%, driven by pre-tax earnings mix by jurisdiction, compared to 28.9% in prior year.

Fiscal 2017 Financial Highlights:

Signet's total sales were $6,408.4 million, down $141.8 million or 2.2%, compared to an increase of 14.2% in Fiscal 2016. SSS decreased 1.9% compared to an increase of 4.1%. Merchandise categories and collections were broadly lower most notably in the mall selling channel, while select merchandise and selling channels performed relatively well such as diamond fashion jewelry, bracelets, earrings, and the off-mall and kiosk selling channels. E-commerce sales in the fiscal year were $363.1 million, up $3.5 million or 1.0% compared to $359.6 million in Fiscal 2016. By operating segment:

  Sterling Jewelers' SSS decreased 2.6%. Average transaction value increased 4.5% and the number of transactions decreased 7.9%. Broad-based declines across merchandise categories and under performance in the mall and e-commerce channels drove the SSS decline. This was partially offset by increases in select fashion jewelry such as Ever Us and non-branded earrings and bracelets.
  Zale Jewelry's SSS decreased 2.4%. Average transaction value increased 3.4%, while the number of transactions decreased 5.3%. The SSS decline was driven by slower sales across merchandise categories broadly, most notably bridal, as well as under performance in the mall channel and energy regions where Zale has greater exposure. This was partially offset by higher sales in select diamond jewelry such as Ever Us and Endless Brilliance.
  Piercing Pagoda's SSS increased 6.6%. Average transaction value increased 13.7%, while the number of transactions decreased 6.2%. This was driven principally by a strategic and successful change to merchandise mix which drove strong sales of 14 kt. gold and diamond jewelry.
  UK Jewelry's SSS increased 0.1%. Average transaction value increased 6.0% and the number of transactions decreased 6.3%. Higher sales of bridal and prestige watches was virtually offset by lower sales in other categories.

Sales change from previous year
Fiscal 2017	Same store sales[1]	Non-same store sales, net[2]	Total sales at constant exchange rate	Exchange translation impact	Total sales	Total sales (in mill. $)

Kay	(1.4)%	1.8%	0.4%		0.4%	2,539.7
Jared	(4.1)%	2.1%	(2.0)%		(2.0)%	1,227.5
Regional brands	(9.6)%	(11.0)%	(20.6)%		(20.6)%	163.2
Sterling Jewelers division	(2.6)%	1.1%	(1.5)%		(1.5)%	3,930.4
Zales Jewelers	(1.4)%	2.7%	1.3%		1.3%	1,257.4
Gordon’s Jewelers	(12.2)%	(14.3)%	(26.5)%		(26.5)%	57.7
Zale US Jewelry	(2.0)%	1.7%	(0.3)%		(0.3)%	1,315.1
Peoples Jewellers	(4.6)%	1.1%	(3.5)%	(1.1)%	(4.6)%	204.9
Mappins	(4.2)%	(6.9)%	(11.1)%	(1.3)%	(12.4)%	29.7
Zale Canada Jewelry	(4.5)%	—%	(4.5)%	(1.2)%	(5.7)%	234.6
Zale Jewelry	(2.4)%	1.4%	(1.0)%	(0.2)%	(1.2)%	1,549.7
Piercing Pagoda	6.6%	1.6%	8.2%	—%	8.2%	263.1
Zale division	(1.2)%	1.4%	0.2%	(0.1)%	0.1%	1,812.8
H.Samuel	(1.3)%	0.4%	(0.9)%	(13.0)%	(13.9)%	323.5
Ernest Jones	1.6%	1.2%	2.8%	(13.4)%	(10.6)%	323.6
UK Jewelry division	0.1%	0.8%	0.9%	(13.2)%	(12.3)%	647.1
Other segment					44.8%	18.1
Signet	(1.9)%	1.2%	(0.7)%	(1.5)%	(2.2)%	6,408.4
Adjusted Signet[3]					(2.4)%	6,421.7
Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months. 3=Includes $13.3 million deferred revenue adjustment related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans sold by Zale Corporation prior to the acquisition on May 29, 2014.

Balance Sheet and Statement of Cash Flows:

Cash and cash equivalents were $98.7 million compared to $137.7 million as of January 30, 2016. The lower cash position was primarily due to share repurchases partially offset by favorable cash provided by operating activities.

In Fiscal 2017, Signet deployed cash of $1.0 billion to repurchase outstanding common stock, or 11.2 million shares, at an average cost of $89.10 per share. Of the $1.0 billion, $625 million of repurchases were executed to offset dilution from the October convertible preferred offering. As of January 28, 2017, there was $510.6 million remaining under Signet’s share repurchase authorization.

Net inventories were $2,449.3 million, down 0.2% compared to $2,453.9 million at the end of the prior year. The impact of synergies related to improved inventory management was virtually offset by lower sales.

The Sterling Jewelers in-house credit participation rate for Fiscal 2017 was 62.0% compared to 61.5% for Fiscal 2016. Credit sales decreased 0.5%. For the year, finance charge income was $277.6 million and net bad debt was $212.1 million -- a favorable difference of $65.5 million. This was favorable to the prior year's $62.0 million.

Long term debt was $1,317.9 million compared to $1,321.0 million in the prior year period. Long term debt is entirely representative of the financing of the Zale acquisition.

Signet remains committed to its capital allocation policy initiated March 26, 2015. Signet’s strong balance sheet allows it to execute on its strategic priorities, invest in the business, and then return excess cash to shareholders while ensuring adequate liquidity and maintaining its investment grade rating. Signet plans to distribute 70% to 80% of annual free cash flow in the form of stock repurchases or dividends, assuming no other strategic uses of capital.

Signet has a diversified real estate portfolio. On January 28, 2017, Signet had 3,682 stores totaling 5.1 million square feet of selling space. Compared to prior year, store count increased by 57 and square feet of selling space increased 2.6%.

Store count	Jan 30, 2016	Openings	Closures	Jan 28, 2017
Kay	1,129	68	(5)	1,192
Jared	270	8	(3)	275
Regional brands	141	—	(20)	121
Sterling Jewelers division	1,540	76	(28)	1,588
Zales	730	40	(19)	751
Gordons	59	—	(17)	42
Peoples	145	2	(4)	143
Mappins	43	—	(9)	34
Total Zale Jewelry	977	42	(49)	970
Piercing Pagoda	605	35	(24)	616
Zale division	1,582	77	(73)	1,586
H.Samuel	301	6	(3)	304
Ernest Jones	202	3	(1)	204
UK Jewelry division	503	9	(4)	508
Signet	3,625	162	(105)	3,682

Quarterly Dividend:

Signet’s board declared a quarterly cash dividend of $0.31 per share for the fourth quarter of Fiscal 2017, payable on May 31, 2017 to shareholders of record on April 28, 2017, with an ex-dividend date of April 26, 2017. This represents a 19.2% increase in the dividend and is the sixth year in a row that Signet has raised its dividend.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are:

Dial-in:	1-647-788-4901	Access code: 65256773

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, regulatory changes following the United Kingdom’s announcement to exit from the European Union, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

The below tables reflect the impact of costs associated with the acquisition of Zale Corporation. Management finds the information useful to analyze the results of the business excluding these items in order to appropriately evaluate the performance of the business without the impact of significant and unusual items. Management views acquisition-related impacts as events that are not necessarily reflective of operational performance during a period. In particular, management believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Non-GAAP Reconciliation for the fourth quarter ended January 28, 2017 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Integration Costs[2]	Adjusted Signet
Sales	2,269.9	100.0%	(2.6)	$—	2,272.5	100.0%
Cost of sales	(1,324.4)	(58.3)%	0.9	—	(1,325.3)	(58.3)%
Gross margin	945.5	41.7%	(1.7)	—	947.2	41.7%
Selling, general and administrative expenses	(615.3)	(27.1)%	(1.6)	(9.9)	(603.8)	(26.6)%
Other operating income, net	69.0	3.0%	—	—	69.0	3.0%
Operating income	399.2	17.6%	(3.3)	(9.9)	412.4	18.1%
Interest expense, net	(13.0)	(0.6)%	—	—	(13.0)	(0.5)%
Income before income taxes	386.2	17.0%	(3.3)	(9.9)	399.4	17.6%
Income taxes	(88.7)	(3.9)%	1.1	3.8	(93.6)	(4.1)%
Net income	297.5	13.1%	(2.2)	(6.1)	305.8	13.5%
Dividends on redeemable convertible preferred shares	(9.7)	nm	—	—	(9.7)	nm
Net income attributable to common shareholders	287.8	12.7%	(2.2)	(6.1)	296.1	13.0%
Earnings per share – diluted	3.92		(0.03)	(0.08)	4.03
1.	Includes the impact of all acquisition adjustments recognized in conjunction with the acquisition of Zale Corporation in Fiscal 2015.
2.	Integration costs are expenses associated with I/T implementations, severance related to organizational changes and expenses associated with the settlement of miscellaneous legal matters pending as of the date of the Zale acquisition. These costs are included within Signet's Other segment.
nm	Not meaningful.

Non-GAAP Reconciliation for the fourth quarter ended January 30, 2016 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Transaction Costs[2]	Adjusted Signet
Sales	2,392.6	100.0%	(5.2)	—	2,397.8	100.0%
Cost of sales	(1,376.6)	(57.5)%	0.5	—	(1,377.1)	(57.4)%
Gross margin	1,016.0	42.5%	(4.7)	—	1,020.7	42.6%
Selling, general and administrative expenses	(686.6)	(28.7)%	(1.5)	(19.1)	(666.0)	(27.8)%
Other operating income, net	63.7	2.6%	—	—	63.7	2.6%
Operating income	393.1	16.4%	(6.2)	(19.1)	418.4	17.4%
Interest expense, net	(12.1)	(0.5)%	—	—	(12.1)	(0.5)%
Income before income taxes	381.0	15.9%	(6.2)	(19.1)	406.3	16.9%
Income taxes	(109.1)	(4.5)%	1.8	6.9	(117.8)	(4.9)%
Net income	271.9	11.4%	(4.4)	(12.2)	288.5	12.0%
Dividends on redeemable convertible preferred shares	—	—	—	—	—	—
Net income attributable to common shareholders	271.9	11.4%	(4.4)	(12.2)	288.5	12.0%
Earnings per share – diluted	3.42		(0.06)	(0.15)	3.63

1.	Includes the impact of all acquisition adjustments recognized in conjunction with the acquisition of Zale Corporation in Fiscal 2015.
2.	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting, IT implementations and consulting services, as well as severance costs. These costs are included within Signet's Other segment.

Non-GAAP Reconciliation for the fiscal year ended January 28, 2017 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Integration Costs[2]	Adjusted Signet
Sales	6,408.4	100.0%	(13.3)	$—	6,421.7	100.0%
Cost of sales	(4,047.6)	(63.2)%	2.0	—	(4,049.6)	(63.1)%
Gross margin	2,360.8	36.8%	(11.3)	—	2,372.1	36.9%
Selling, general and administrative expenses	(1,880.2)	(29.3)%	(5.5)	(28.4)	(1,846.3)	(28.7)%
Other operating income, net	282.6	4.4%	—	—	282.6	4.4%
Operating income	763.2	11.9%	(16.8)	(28.4)	808.4	12.6%
Interest expense, net	(49.4)	(0.8)%	—	—	(49.4)	(0.8)%
Income before income taxes	713.8	11.1%	(16.8)	(28.4)	759.0	11.8%
Income taxes	(170.6)	(2.6)%	6.2	10.8	(187.6)	(2.9)%
Net income	543.2	8.5%	(10.6)	(17.6)	571.4	8.9%
Dividends on redeemable convertible preferred shares	(11.9)	nm	—	—	(11.9)	nm
Net income attributable to common shareholders	531.3	8.3%	(10.6)	(17.6)	559.5	8.7%
Earnings per share – diluted	7.08		(0.14)	(0.23)	7.45
1.	Includes the impact of all acquisition adjustments recognized in conjunction with the acquisition of Zale Corporation in Fiscal 2015.
2.	Integration costs are expenses associated with I/T implementations, severance related to organizational changes and expenses associated with the settlement of miscellaneous legal matters pending as of the date of the Zale acquisition. These costs are included within Signet's Other segment.
nm	Not meaningful.

Non-GAAP Reconciliation for the fiscal year ended January 30, 2016 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Transaction Costs[2]	Adjusted Signet
Sales	6,550.2	100.0%	(27.2)	—	6,577.4	100.0%
Cost of sales	(4,109.8)	(62.7)%	(8.4)	—	(4,101.4)	(62.4)%
Gross margin	2,440.4	37.3%	(35.6)	—	2,476.0	37.6%
Selling, general and administrative expenses	(1,987.6)	(30.4)%	9.2	(78.9)	(1,917.9)	(29.1)%
Other operating income, net	250.9	3.8%	—	—	250.9	3.8%
Operating income	703.7	10.7%	(26.4)	(78.9)	809.0	12.3%
Interest expense, net	(45.9)	(0.7)%	—	—	(45.9)	(0.7)%
Income before income taxes	657.8	10.0%	(26.4)	(78.9)	763.1	11.6%
Income taxes	(189.9)	(2.9)%	9.3	16.8	(216.0)	(3.3)%
Net income	467.9	7.1%	(17.1)	(62.1)	547.1	8.3%
Dividends on redeemable convertible preferred shares	—	—	—	—	—	—
Net income attributable to common shareholders	467.9	7.1%	(17.1)	(62.1)	547.1	8.3%
Earnings per share – diluted	5.87		(0.21)	(0.78)	6.86
1.	Includes the impact of all acquisition adjustments recognized in conjunction with the acquisition of Zale Corporation in Fiscal 2015.
2.	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting, IT implementations and consulting services, as well as severance costs. These costs are included within Signet's Other segment.

Free cash flow is a non-GAAP measure defined as the net cash provided by operating activities less purchases of property, plant and equipment. Management considers that this is helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary expenditure.

(in millions)	Fiscal 2017	Fiscal 2016
Net cash provided by operating activities	$678.3	$443.3
Purchase of property, plant and equipment	(278.0)	(226.5)
Free cash flow	$400.3	$216.8

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended		52 weeks ended
(in millions, except per share amounts)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Sales	2,269.9	2,392.6	6,408.4	6,550.2
Cost of sales	(1,324.4)	(1,376.6)	(4,047.6)	(4,109.8)
Gross margin	945.5	1,016.0	2,360.8	2,440.4
Selling, general and administrative expenses	(615.3)	(686.6)	(1,880.2)	(1,987.6)
Other operating income, net	69.0	63.7	282.6	250.9
Operating income	399.2	393.1	763.2	703.7
Interest expense, net	(13.0)	(12.1)	(49.4)	(45.9)
Income before income taxes	386.2	381.0	713.8	657.8
Income taxes	(88.7)	(109.1)	(170.6)	(189.9)
Net income	297.5	271.9	543.2	467.9
Dividends on redeemable convertible preferred shares	(9.7)	—	(11.9)	—
Net income attributable to common shareholders	287.8	271.9	531.3	467.9
Earnings per common share:
Basic	$4.17	$3.43	$7.13	$5.89
Diluted	$3.92	$3.42	$7.08	$5.87
Weighted average common shares outstanding:
Basic	69.0	79.2	74.5	79.5
Diluted	75.8	79.4	76.7	79.7
Dividends declared per common share	$0.26	$0.22	$1.04	$0.88

Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except par value per share amount)	January 28, 2017	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	98.7	137.7
Accounts receivable, net	1,858.0	1,756.4
Other receivables	95.9	84.0
Other current assets	136.3	152.6
Income taxes	4.4	3.5
Inventories	2,449.3	2,453.9
Total current assets	4,642.6	4,588.1
Non-current assets:
Property, plant and equipment, net	822.9	727.6
Goodwill	517.6	515.5
Intangible assets, net	417.0	427.8
Other assets	165.1	154.6
Deferred tax assets	0.7	—
Retirement benefit asset	31.9	51.3
Total assets	6,597.8	6,464.9
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	91.1	57.7
Accounts payable	255.7	269.1
Accrued expenses and other current liabilities	478.2	498.3
Deferred revenue	276.9	260.3
Income taxes	101.8	65.7
Total current liabilities	1,203.7	1,151.1
Non-current liabilities:
Long-term debt	1,317.9	1,321.0
Other liabilities	213.7	230.5
Deferred revenue	659.0	629.1
Deferred tax liabilities	101.4	72.5
Total liabilities	3,495.7	3,404.2
Commitments and contingencies
Series A redeemable convertible preferred shares of $0.01 par value: 500 shares authorized, 0.625 shares outstanding	611.9	—
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 68.3 shares outstanding (2016: 79.4 outstanding)	15.7	15.7
Additional paid-in capital	280.7	279.9
Other reserves	0.4	0.4
Treasury shares at cost: 18.9 shares (2016: 7.8 shares)	(1,494.8)	(495.8)
Retained earnings	3,995.9	3,534.6
Accumulated other comprehensive loss	(307.7)	(274.1)
Total shareholders’ equity	2,490.2	3,060.7
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	6,597.8	6,464.9

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	52 weeks ended
(in millions)	January 28, 2017	January 30, 2016
Cash flows from operating activities:
Net income	543.2	467.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188.8	175.3
Amortization of unfavorable leases and contracts	(19.7)	(28.7)
Pension benefit	(1.6)	—
Share-based compensation	8.0	16.4
Deferred taxation	27.7	25.0
Excess tax benefit from exercise of share awards	(2.4)	(6.9)
Amortization of debt discount and issuance costs	2.8	3.6
Other non-cash movements	0.4	3.6
Changes in operating assets and liabilities:
Increase in accounts receivable	(102.7)	(189.8)
Increase in other receivables and other assets	(20.4)	(44.1)
Decrease (increase) in other current assets	13.5	(26.5)
Increase in inventories	(9.7)	(46.0)
(Decrease) in accounts payable	(7.0)	(6.4)
(Decrease) increase in accrued expenses and other liabilities	(21.8)	51.8
Increase in deferred revenue	43.6	76.3
Increase (decrease) in income taxes payable	38.9	(25.7)
Pension plan contributions	(3.3)	(2.5)
Net cash provided by operating activities	678.3	443.3
Investing activities
Purchase of property, plant and equipment	(278.0)	(226.5)
Purchase of available-for-sale securities	(10.4)	(6.2)
Proceeds from sale of available-for-sale securities	10.0	4.0
Net cash used in investing activities	(278.4)	(228.7)
Financing activities
Dividends paid on common shares	(75.6)	(67.1)
Proceeds from issuance of common shares	2.1	5.0
Proceeds from issuance of redeemable convertible preferred shares, net of issuance costs	611.3	—
Excess tax benefit from exercise of share awards	2.4	6.9
Repayments of term loan	(16.4)	(25.0)
Proceeds from securitization facility	2,404.1	2,303.9
Repayments of securitization facility	(2,404.1)	(2,303.9)
Proceeds from revolving credit facility	1,270.0	316.0
Repayments of revolving credit facility	(1,214.0)	(316.0)
Payment of debt issuance costs	(2.7)	—
Repurchase of common shares	(1,000.0)	(130.0)
Net settlement of equity based awards	(4.9)	(8.3)
Principal payments under capital lease obligations	(0.2)	(1.0)
Proceeds from (repayment of) short-term borrowings	(10.2)	(47.1)
Net cash (used in) provided by financing activities	(438.2)	(266.6)
Cash and cash equivalents at beginning of period	137.7	193.6
Decrease in cash and cash equivalents	(38.3)	(52.0)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(3.9)
Cash and cash equivalents at end of period	98.7	137.7

CONTACT:
Signet Jewelers
Investors:
James Grant, +1-330-668-5412
VP Investor Relations
or
Media:
David Bouffard, +1-330-668-5369
VP Corporate Affairs